Exhibit 4.5

SECOND AMENDMENT TO

MAKEMYTRIP

2010 SHARE INCENTIVE PLAN

THIS SECOND AMENDMENT (this “Amendment”) to the MakeMyTrip 2010 Share Incentive Plan, is made and adopted by the Board of Directors (the “Board”) of MakeMyTrip Limited (the “Company”), effective as of Closing (as defined in the Transaction Agreement by and among MIH Internet Sea Private Limited, the Company and MIH B2C Holdings B.V., dated as of October 18, 2016 (the “Transaction Agreement”)). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains MakeMyTrip 2010 Share Incentive Plan (as amended by the First Amendment, the “Plan”);

WHEREAS, pursuant to Section 11.3 of the Plan, the Board has the authority to amend or modify the Plan from time to time; and

WHEREAS, the Board believes it is in the best interests of the Company and its stockholders to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of the Closing:

AMENDMENT

1.	Section 3.1(a) of the Plan is hereby amended and restated in its entirety as follows:

“(a) Subject to Section 12.2 and Section 3.1(b) the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is equal to the sum of (x) 8,281,561 Shares, plus (y) in the event that any Indigo SARs or Naspers Rollover RSUs are forfeited between the date of the Transaction Agreement and the Closing as a result of an Indigo Business Employee’s termination of employment during such period, a number of Shares in respect of restricted share units into which such forfeited Indigo SARs and Naspers Rollover RSUs would have converted pursuant to Sections 7.07(a)(i) and 7.07(a)(ii) of the Transaction Agreement (each such defined term having the meaning ascribed to such term in the Transaction Agreement).”

2.	This Amendment shall be and is hereby incorporated into and forms a part of the Plan.

3.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

4.	The effectiveness of this Amendment is subject to and conditioned upon the occurrence of the Closing, and shall be null and void and of no force or effect if the Closing does not occur for any reason.

[Signature page follows]

*        *        *

I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of MakeMyTrip Limited on October 18, 2016.

Executed on this 18th day of October, 2016.

By:	/s/ Mohit Kabra
	Name:	Mohit Kabra
	Title:	Group CFO